FOR IMMEDIATE RELEASE

American Realty Capital New York Recovery REIT to Acquire Institutional-Quality Manhattan Office Building Located at 1440 Broadway

Acquisition of 1440 Broadway, Along with Previously Announced Acquisitions, Would Increase NYRR’s Portfolio to $2.1 Billion in Assets

New York, New York, October 24, 2013 – American Realty Capital New York Recovery REIT, Inc. (“NYRR”) announced today that it has entered into a purchase and sale agreement to acquire from a subsidiary of Rockpoint Group, L.L.C. (“Rockpoint”) the fee simple interest in an institutional-quality office building located at 1440 Broadway in Times Square South. The purchase price for the building is $528.6 million, exclusive of closing costs. The 25-story property is 95% leased and contains approximately 756,000 rentable square feet. Approximately 40% of the rental income from the property is derived from investment-grade rated companies. The largest tenant in the building is Macy’s, Inc., which occupies approximately 27% of the building.

Michael A. Happel, Chief Investment Officer of NYRR noted, “We are pleased to be acquiring 1440 Broadway. The Times Square South neighborhood, we believe, has significant long-term potential as the Times Square submarket pushes south and the Bryant Park submarket pushes north. This institutional-grade asset is in excellent physical condition and has a high-quality roster of tenants from various industries. This purchase will increase our portfolio asset value to over $2.1 billion, including other recently announced acquisitions. We remain focused on building a first class company with a concentration on New York City real estate. Our team continues to identify and acquire, in our view, strong assets in excellent locations and at good prices, enabling us to grow our portfolio aggressively.”

Eastdil Secured acted as a special advisor to Rockpoint in this transaction.

About NYRR

NYRR is a publicly registered, non-traded real estate investment trust (“REIT”) that has qualified as a REIT for tax purposes. Additional information about NYRR can be found on its website at www.newyorkrecoveryreit.com.

About Rockpoint

Rockpoint is a global real estate investment management firm headquartered in Boston, with additional primary offices in San Francisco, Dallas and London. The firm employs a fundamental value approach to investing and focuses on select product types and geographic regions, with a primary emphasis on opportunities in major coastal markets in the United States. Since its inception in 2003, Rockpoint has sponsored six private investment funds and four co-investment vehicles, with aggregate capital commitments of approximately $9 billion. The firm's six Managing Members have been working and investing together for 14 years and Rockpoint’s Founding Managing Members have been working and investing together since 1996. Through the Rockpoint sponsored funds and in prior investment vehicles, Rockpoint’s Founding Managing Members have together invested nearly $11 billion of equity in more than 330 transactions with a total capitalization of approximately $42 billion.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
From: Anthony J. DeFazio	For: Michael A. Happel, CIO
DDCworks	American Realty Capital New York Recovery REIT, Inc.
tdefazio@ddcworks.com	mhappel@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500